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                                                                     EXHIBIT 8.1




                                  June 24, 1999



Wachovia Corporation,
  301 North Main Street,
      Winston-Salem, North Carolina 27101.

Ladies and Gentlemen:

                  We have acted as special counsel to Wachovia Corporation, a North Carolina corporation (the "Company"), in connection with the planned merger of OFFITBANK Holdings, Inc., a Delaware Corporation ("OFFITBANK Holdings") with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of May 13, 1999, by and between OFFITBANK Holdings and the Company (the "Agreement"). We render this opinion to you, in part, in connection with the registration of the Wachovia common stock to be issued in connection with the Merger. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

                  For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

                  (i) The Merger will be completed in the manner set forth in the Agreement and the Proxy Statement/Prospectus of the Company and OFFITBANK Holdings (the "Proxy/Prospectus").

                  (ii) The representations contained in the letters of representation from the Company and OFFITBANK Holdings to us and Schulte Roth & Zabel LLP, special counsel to OFFITBANK Holdings, both dated June 24, 1999, will be true and complete at the Effective Time.

                  On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

                  (1) The Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (2) Each of the Company and OFFITBANK Holdings will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

                  (3) No gain or loss will be recognized by stockholders of OFFITBANK Holdings who receive shares of Wachovia common stock in exchange for shares of OFFITBANK Holdings common stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests.

The tax consequences described above may not be applicable to financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to mark to market, persons who hold OFFITBANK Holdings common stock as part of a "straddle" or "conversion" transaction, foreign persons, persons who acquired or acquire shares of OFFITBANK Holdings common stock pursuant to the

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exercise of employee stock options or otherwise as compensation, or persons who do not hold their shares of OFFITBANK Holdings common stock as a capital asset.

                  This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

                   We also hereby confirm to you that the discussions set forth under the heading "THE MERGER - Federal Income Tax Consequences" in the Proxy/Prospectus which form a part of the Registration Statement of the Company to which this opinion is filed as an exhibit is our opinion, subject to the limitations set forth therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "THE MERGER - Federal Income Tax Consequences" in the Proxy/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                          Very truly yours,


                                          /s/ Sullivan & Cromwell